EXHIBIT 11

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				  EXHIBIT 11

		    Comsat Corporation and Subsidiaries
		     Computation Of Earnings Per Share
    For Each Of The Three Years In The Period Ended December 31, 1994
		 (In thousands, except per-share amounts)


					    1994            1993             1992
				      ----------      ----------     ------------
Primary
--------
Earnings:
Income before cumulative effect
  of accounting change                $   77,642      $   82,469     $   53,292

Cumulative effect of accounting
  change                                       -           1,925              -
				      ----------      ----------     ----------
Net income                            $   77,642      $   84,394     $   53,292
				      ==========      ==========     ==========
Shares:
Weighted average number of
 common shares outstanding                46,590          46,336         45,277

Add-shares issuable from assumed
 exercise of options                         766             759            598
				      ----------      ----------     ----------
Weighted average shares                   47,356          47,095         45,875
				      ==========      ==========     ==========
Primary earnings per share:
Before cumulative effect of
 accounting change                    $     1.64      $     1.75    $      1.16

Cumulative effect of accounting
 change                                        -            0.04              -
				      ----------      ----------    -----------
Net income                            $     1.64      $     1.79    $      1.16
				      ==========      ==========    ===========
Assuming Full Dilution
----------------------
Earnings:
Income before cumulative effect of
 accounting change                    $   77,642      $   82,469    $    53,292

Add-interest expense (net of tax)
 applicable to 7-3/4% convertible
 debentures-portion not capitalized            -               -          1,488
				      ----------      ----------     ----------
					  77,642          82,469         54,780
Cumulative effect of accounting
 change                                        -           1,925              -
				      ----------      ----------     ----------
Net income                            $   77,642      $   84,394     $   54,780
				      ==========      ==========     ==========

Shares:
Weighted average number of common
 shares outstanding                       46,590          46,336         45,277

Assumed conversion of 7-3/4%
 convertible debentures                        -               -          1,237

Add-shares issuable from assumed
 exercise of options                         874             821            777
				      ----------      ----------     ----------
Weighted average shares                   47,464          47,157         47,291
				      ==========      ==========     ==========
Fully diluted earnings per share:
Before cumulative effect of
 accounting change                    $     1.64      $     1.75     $     1.16

Cumulative effect of accounting
 change                                        -            0.04              -
				      ----------      ----------     ----------
Net income                            $     1.64      $     1.79     $     1.16
				      ==========      ==========     ==========

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